CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - NOVEMBER 2008
                                   -----------



                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (978,724.419 units) at October 31, 2008         $ 2,600,671,523
Additions of 0.000 units on November 30, 2008                                 0
Redemptions of (19,518.628) units on November 30, 2008              (51,108,154)
Offering Costs                                                         (320,763)
Net Income (Loss) - November 2008                                   (37,631,600)
                                                                ---------------

Net Asset Value (959,205.791 units) at November 30, 2008        $ 2,511,611,006
                                                                ===============

Net Asset Value per Unit at November 30, 2008                   $      2,618.43
                                                                ===============



                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                       $(45,007,464)
    Change in unrealized                                             14,833,161
  Gains (losses) on forward and options on forward contracts:
    Realized                                                            679,255
    Change in unrealized                                              6,928,794
  Interest income                                                       235,583
                                                                   ------------

                                                                    (22,330,671)
                                                                   ------------

Expenses:
  Brokerage fee                                                      15,174,448
  Performance fee                                                             0
  Operating expenses                                                    126,481
                                                                   ------------

                                                                     15,300,929
                                                                   ------------

Net Income (Loss) - November 2008                                  $(37,631,600)
                                                                   ============

                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on November 30, 2008                       $  2,618.43

Net Asset Value per Unit on October 31, 2008                        $  2,657.21

Unit Value Monthly Gain (Loss) %                                        (1.46)%

Fund 2008 calendar YTD Gain (Loss) %                                    (1.96)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  ----------------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Marginal Losses incurred in High Volatility Market...

Governments around the world continued to announce plans to help bolster sagging economies. The U.S. reversed course on the bailout effort from buying troubled assets to facilitating lending flow. Campbell navigated the month by maintaining a relatively low risk posture resulting in marginal losses or gains across various sectors.

Economic data reflected another sharp drop in manufacturing, rising unemployment and the biggest drop in retail sales since 1992, prompting wild swings in both equity and bond markets. Small gains were recorded in Equity Indices trading, our best performing sector on the year thus far, as global equity markets continued their fall. Fixed Income trading, however, proved difficult in November as the flight to quality bid intensified and Treasuries posted their biggest monthly gain since 1981.

As a corollary, the Foreign Exchange sector continued to center on risk appetite. Deleveraging still dominates this market, driving the U.S. Dollar and Japanese Yen stronger and putting pressure on high yielding currencies. Campbell's Foreign Exchange trading modulated risk well and posted slight gains in this sector. Commodity trading finished relatively flat as precious metals gained, base metals fell and energies extended their negative trend throughout the month.

As we approach the end of a very tumultuous year, I encourage you to reach out to us with any questions or concerns. We remain liquid, diversified, and engaged while allowing our models to seek opportunity where possible.

Wishing you a wonderful holiday season.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.